Exhibit (b)(9)
[COUNTRY letterhead]
April 26, 2011
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Gentlemen,
With reference to the Registration Statement on Form N-4 filed by COUNTRY Investors Life Assurance Company (“Company”) and its COUNTRY Investors Variable Annuity Account with the Securities and Exchange Commission covering certain variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:
(1)	The Company is duly organized and validly existing under the laws of the State of Illinois.
(2)	The variable annuity contracts, when issued as contemplated by the said Form N-4 Registration Statement will constitute legal, validly issued and binding obligations of the Company.
I hereby consent to the filing of this opinion as an exhibit to the said Form N-4 Registration Statement and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Very truly yours,
/s/ James M. Jacobs
James M. Jacobs
General Counsel &
Chief Legal Officer